Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-193860 of La Quinta Holdings Inc. on Form S-1 of our report dated February 26, 2014 related to the combined financial statements of WIH La Quinta Inn Hotels as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

February 26, 2014